UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2013

(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South Pointe Dr., Suite 100, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 3.02 and 5.02

Item 3.02 - Unregistered Sale of Equity Securities

Voice Assist, Inc. (the “Company”) sold shares of common stock in the Company (“Common Stock”) in accordance with the following transactions.

Issuance of Convertible Debt

On April 17, 2013, the Company issued an unsecured convertible promissory note (the “Note”) in the principal sum of $127,845.39, upon which interest shall accrue at a rate of ten percent (10%) per ninety (90) day period, and which shall be due and payable upon demand at any time on or after July 16, 2013.  The entire principal amount of, and accrued but unpaid interest on, the Note may, at the holder’s sole discretion, be converted into restricted Common Stock at nine cents ($0.09) per share.

Private Sale of Securities

On April 22, 2013, relying on Rule 506 of the Securities and Exchange Commission, the Company entered into a subscription agreement with an accredited investor for the private sale of 2,500,000 shares of Common Stock at a per share price of eight cents ($0.08), for a total of $200,000 in cash consideration.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On April 23, 2013 the board of directors of the Company (the “Board of Directors”), by unanimous written consent, elected Barry George, Bob Howard, and Andrew Rauch to serve as directors of the Company.  Since the last quarter of 2012 such individuals have been assisting the Company’s sole director, Chief Executive Officer and Interim Chief Financial Officer, Mr. Metcalf, in an advisory capacity.  As compensation for such advisory services, each individual received 15,000 shares of restricted Common Stock for each quarter that they served as advisors. This compensation arrangement shall continue as the individuals serve as directors, until such arrangement is revised by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

By: /s/ Michael Metcalf
Michael Metcalf, Chief Executive Officer
Date: April 23, 2013